Exhibit 99.1

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2023 Financial Results

CHICAGO, April 26, 2023 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, posted positive first-quarter revenue growth, driven by the performance of the license-based areas of the business.

"Despite continued strength in our license-based product areas, soft credit issuance and market volatility proved challenging for our other product areas and had a significant impact on overall revenue growth and profitability," said Kunal Kapoor, Morningstar's chief executive officer. "We are managing the business cautiously during this period of economic uncertainty and have slowed our headcount growth significantly in 2023. That said, investments we made through 2022 set us up for significant product enhancements in the coming months, including the integration of LCD into PitchBook, the launch of our index calculation capability, the introduction of our climate data, the buildout of our wealth platform, and the expansion of our ratings effort across even more managed investment products. Together, we believe they provide our clients with even more compelling reasons to extend their use of our capabilities.”

First-Quarter 2023 Financial Highlights

●	Revenue grew 5.0% to $479.7 million; organic revenue grew 2.8%.

●	Operating income declined 56.6% to $24.5 million; adjusted operating income declined 37.2%.

●	Diluted net income (loss) per share was ($0.18) versus diluted net income (loss) per share of $1.06 in the prior-year period. Adjusted diluted net income (loss) per share declined 60.3% to $0.56.

●	Cash provided by operating activities was relatively flat compared to the prior-year period at $23.4 million. Free cash flow was negative $6.1 million versus negative $4.5 million in the prior-year period. Excluding $4.5 million of contingent consideration related to the acquisition of Leveraged Commentary & Data (LCD) reflected in operating cash flow, free cash flow would have been negative $1.6 million.

Overview of Financial Results

First-Quarter 2023 Results

Revenue grew 5.0% to $479.7 million. Organic revenue, which excludes all M&A-related revenue and foreign currency effects, grew 2.8% versus the prior-year period, reflecting continued growth in the Company's license-based product areas, offset by sharp declines in asset-based and transaction-based product areas, which faced persistent headwinds.

License-based revenue increased 16.7% versus the prior-year period, or 14.3% on an organic basis. PitchBook, Morningstar Sustainalytics' license-based products, Morningstar Data, and Morningstar Direct, all provided meaningful contributions to growth in the quarter. Asset-based revenue declined 4.7% year over year, or 6.0% organically, due to lower revenue from Investment Management and Workplace Solutions, as most global asset classes declined compared to the prior-year period. Despite year-to-date market gains, average assets under management and advisement fell 6.8% in the quarter, largely due to market declines versus the prior-year period. Transaction-based revenue declined 34.2% compared to the prior-year period, or 35.0% on an organic basis, as global credit ratings activity remained weak and Morningstar.com ad revenue decreased.

Operating expense increased 13.6% to $455.2 million, including costs of $5.6 million as the Company continued the reduction and shift of its China operations. Excluding the impact of these costs, operating expenses increased 12.2%. The largest contributors to operating expense growth were compensation costs, sales commissions, depreciation, and travel and related costs.

●	Compensation costs increased $35.5 million, reflecting growth in headcount across key product areas over the past year, and the temporary duplication of headcount associated with the reduction and shift of the Company's China activities. Headcount increased 23.6% from the prior-year period to 12,411, largely driven by hiring in 2022. The increase in headcount compared to the prior-year period was greatest for the Morningstar Sustainalytics and PitchBook product areas to support strategic growth initiatives. Headcount increased by 1.5% sequentially from Dec. 31, 2022, the lowest percentage increase since the second quarter of 2020.

●	Sales commissions increased $4.2 million due to strong sales performance and higher amortization of capitalized commissions related to prior year sales performance, primarily for PitchBook.

●	Depreciation increased $4.2 million as a result of higher capitalized software costs for product enhancements in prior periods.

●	Travel and related costs increased $3.3 million primarily due to increased activity to support clients and sales generation.

First-quarter operating income was $24.5 million, a decline of 56.6%. Adjusted operating income was $51.8 million, a decline of 37.2%. First-quarter operating margin was 5.1%, compared with 12.3% in the prior-year period. Adjusted operating margin was 10.8% in the first quarter of 2023, versus 18.1% in the prior-year period. In addition to reflecting operating expense growth, margins were negatively impacted by sharp declines in revenue in the asset- and transaction-based product areas.

The net loss in the first quarter of 2023 was $7.6 million, or ($0.18) per diluted share, compared with net income of $46.1 million, or $1.06 per diluted share, in the first quarter of 2022. The net loss includes the impact of non-operating losses, higher interest expense, and net expense from an equity method transaction (refer to Termination of License Agreement with Morningstar Japan K.K. section below). Adjusted diluted net income per share declined 60.3% to $0.56 in the first quarter of 2023, compared with $1.41 in the first quarter of the prior-year period, primarily due to lower operating income and higher interest expense as well as net expense from an equity method transaction.

Income tax expense was $8.4 million, a decline of $8.9 million compared to the prior-year period. The Company's effective tax rate was not meaningful due to the low level of pretax income in the current period. The current period tax expense was primarily comprised of a valuation allowance against an excess capital loss generated from an equity method transaction and a change in deferred taxes with respect to stock-based compensation.

Product Area Highlights

On a consolidated basis, PitchBook, Morningstar Data, Morningstar Direct, and Morningstar Sustainalytics were the top four contributors to organic revenue growth in the first quarter of 2023. (For performance of the largest product areas and key metrics, refer to the Supplemental Data table contained in this release and the Supplemental Presentation included on our Investor Relations website at shareholders.morningstar.com under "Financials — Financial Summary".)

Highlights of these and other products are provided below. Organic revenue excludes all M&A-related revenue and foreign currency effects. Foreign currency effects accounted for the entire difference between reported and organic growth in the quarter for Morningstar Data, Morningstar Direct, Morningstar Sustainalytics, Morningstar Advisor Workstation, and DBRS Morningstar.

●	PitchBook revenue grew 24.8% on a reported and organic basis, driven by strength in its core investor and advisor segments, supported by strong go-to-market lead generation activities, which offset some softening in the company (corporate) segment due to challenging market conditions. Licenses grew 24.8%, reflecting both new client users and expansion with existing clients, as well as variability driven by user maintenance activities and updates to user lists when enterprise clients renew. Product enhancements during the quarter included the launch of the VC Exit Predictor, a new tool and scoring methodology that draws on machine learning and PitchBook's extensive database to assess a startup's prospect of a successful exit. Reported and organic results exclude contributions from the LCD acquisition.

●	Morningstar Data revenue grew 6.3%, or 10.0% on an organic basis, driven by growth across all geographies, especially in North America. At the product level, fund data was the primary driver of performance followed by growth in Morningstar Essentials and equity data.

●	Morningstar Direct revenue grew by 7.0%, or 9.7% on an organic basis, driven by growth across all geographies with higher growth rates in both Europe and Asia. Revenue also includes the impact of price increases that reflect increased value for clients from various product enhancements. Direct licenses increased 4.8%.

●	DBRS Morningstar revenue declined 32.4%, or 30.7% on an organic basis, as global credit issuance activity remained weak due to uncertainty related to the macroeconomic environment and volatility in the credit markets. These declines were most pronounced in the Company's ratings of commercial- and residential-mortgage-backed securities in the U.S. and Europe and financial institutions in the U.S. Organic revenue declined sharply in the U.S. and fell in Europe but grew modestly in Canada. Credit-related data products demonstrated solid growth.

●	Investment Management revenue declined 3.9%, or 11.8% on an organic basis. Reported assets under management and advisement (AUMA) were relatively flat versus the prior-year period. Excluding $4.8 billion of assets related to the acquisition of Praemium's U.K. and international offerings in the second quarter of 2022, AUMA would have fallen 9.0% compared with the prior-year period, reflecting the decline in global markets over the period and softer flows.

●	Morningstar Sustainalytics revenue grew 10.5%, or 15.9% on an organic basis. Revenue increased 33.8%, or 39.9% on an organic basis, for Morningstar Sustainalytics' license-based products and declined 73.0%, or 71.8% on an organic basis, for its transaction-based products which is solely comprised of its second-party opinions product. License-based product revenue growth was driven by regulatory and compliance solutions in EMEA, the expansion of use cases with existing clients, and robust demand for ESG ratings services. Partially offsetting this growth was the sharp decline in second-party opinions as global credit ratings activity remained weak.

●	Workplace Solutions revenue declined 5.3% on a reported and organic basis. AUMA declined 7.8% to $197.2 billion compared with the prior-year period, reflecting the decline in global markets over the period.

●	Morningstar Advisor Workstation revenue grew 5.6%, or 6.2% on an organic basis. The launch of the Investment Planning Experience, which is designed to help advisors deliver more personalized advice, supported new business and upsell opportunities with enterprise and individual advisor clients. In addition, enhancements to Scenario Builder to better align with the current regulatory environment and updates to the Morningstar Portfolio Risk Score supported retention and upsell opportunities with enterprise clients.

●	Morningstar Indexes revenue grew 25.3%, or 10.9% on an organic basis. The increase in revenue was driven by growth in investable product revenue, supported by net inflows and positive market impact with strong contributions from certain strategic beta products, including dividend-focused strategies. Increases in licensed data revenue also contributed to revenue growth. Organic revenue growth excludes LCD index-related revenue.

Reduction and Shift of China Operations

In July 2022, the Company began to significantly reduce its operations in Shenzhen, China and to shift the work related to its global business functions, including global product and software development, managed investment data collection and analysis, and equity data collection and analysis, to other Morningstar locations. Costs related to this transition totaled $5.6 million in the first quarter of 2023, primarily related to transformation costs, which consist of professional fees and the temporary duplication of headcount as the Company hires replacement roles in other markets and continues to employ certain Shenzhen-based staff through the transition.

The Company expects that these activities will be substantially complete by the end of the third quarter of 2023 and will result in lower ongoing run-rate costs from the overall net reduction in the related headcount and certain overhead.

Termination of License Agreement with Morningstar Japan K.K.

On Jan. 27, 2023, the Company entered into an agreement to terminate its license agreement dated April 8, 1998 with Morningstar Japan K.K., recently renamed SBI Global Asset Management Co., Ltd. (Wealth Advisors), which will allow the Company to further develop its independent research, ratings, data, software, indexes, asset management services, and other products for the Japanese market. As consideration for the transaction, Morningstar agreed to pay Wealth Advisors 8 billion Japanese yen

($61.4 million), to be paid upon the termination of the license agreement and the achievement of certain conditions related primarily to the termination of the use of the Morningstar brand by Wealth Advisor's customers. These conditions were achieved and payment was made in April 2023.

In connection with the transaction, the Company entered into a tender offer agreement with SBI Global Asset Management Co., Ltd., recently renamed SBI Asset Management Group Co., Ltd. (SBI), a significant shareholder of Wealth Advisors. The tender offer closed on Feb. 28, 2023 and the Company sold roughly 8 million of shares in Wealth Advisors to SBI for 3.5 billion Japanese yen ($26.2 million).

In the first quarter of 2023, the impact on the Company's income statement from this transaction included an expense related to the license termination of 8 billion Japanese yen ($61.4 million), an $18.4 million realized gain on the partial sale of the Company's stake in Wealth Advisors, and a $31.2 million unrealized gain associated with the remeasurement of the Company's remaining stake in Wealth Advisors, all recorded within "Expense from equity method transaction, net." This net expense of $11.8 million is excluded from adjusted diluted net income per share.

Balance Sheet and Capital Allocation

As of March 31, 2023, the Company had cash, cash equivalents, and investments totaling $385.4 million and $1.1 billion of debt, compared with $414.6 million and $1.1 billion, respectively, as of Dec. 31, 2022.

Cash provided by operating activities was relatively flat at $23.4 million for the first quarter of 2023, versus the prior-year period. Free cash flow decreased to negative $6.1 million, compared to negative $4.5 million in the prior-year period. In the quarter, the Company made its final $50.0 million payment related to the acquisition of LCD, of which $4.5 million is reflected in operating cash flows and $45.5 million is reflected in financing cash flows. Excluding the impact of the LCD payment, free cash flow would have been negative $1.6 million. In addition, the Company paid $15.9 million in dividends.

Lower cash earnings and higher interest expense had a negative impact on operating and free cash flow which was mostly offset by gains in working capital partially resulting from the lower bonus payment in the first quarter of 2023 relative to the prior-year period. The net impact from an equity method transaction on operating cash flow in the quarter was positive $11.8 million.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

2023 Shareholders' Meeting

Shareholders, prospective shareholders, analysts and other interested parties are cordially invited to attend our 2023 Annual Shareholders' Meeting at 9 a.m. Central time on Friday, May 12, at Morningstar's corporate headquarters at 22 W. Washington St. in Chicago. If you would like to attend, either in person or virtually, please register here. The meeting will cover the official business described in Morningstar's proxy statement and include presentations from Morningstar's management team, along with a live question and answer period open to participants both in-person and online.

Investor Communication

Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $249 billion in assets under advisement and management as of Mar. 31, 2023. The Company operates through wholly- or majority-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses; failing to innovate our product and service offerings, or anticipate our clients’ changing needs; prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and our credit ratings business; failing to recruit, develop, and retain qualified employees; liability for any losses that result from errors in our automated advisory tools; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to realize the expected business or financial benefits of our acquisitions and investments; failing to scale our operations and increase productivity and its effect on our ability to implement our business plan; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness on our cash flows and financial flexibility; challenges in accounting for complexities in taxes in the global jurisdictions in which we operate; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

Investor Relations Contact:

Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com

©2023 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31,
(in millions, except per share amounts)	2023	2022	Change

Revenue	$479.7	$457.0	5.0%
Operating expense:
Cost of revenue	218.8	191.3	14.4%
Sales and marketing	107.6	81.4	32.2%
General and administrative	84.0	90.3	(7.0)%
Depreciation and amortization	44.8	37.6	19.1%
Total operating expense	455.2	400.6	13.6%
Operating income	24.5	56.4	(56.6)%
Operating margin	5.1%	12.3%	7.2 pp

Non-operating income (loss), net:
Interest expense, net	(13.3)	(2.4)	NMF
Expense from equity method transaction, net	(11.8)	—	NMF
Other income, net	2.7	9.0	NMF
Non-operating income (loss), net	(22.4)	6.6	NMF

Income (loss) before income taxes and equity in investments of unconsolidated entities	2.1	63.0	NMF
Equity in investments of unconsolidated entities	(1.3)	0.4	NMF
Income tax expense	8.4	17.3	(51.4)%
Consolidated net income (loss)	$(7.6)	$46.1	NMF
Net income (loss) per share:

Basic	$(0.18)	$1.07	NMF
Diluted	$(0.18)	$1.06	NMF
Weighted average shares outstanding:
Basic	42.5	43.0	(1.2)%
Diluted	42.8	43.3	(1.2)%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of March 31,	As of December 31,
(in millions)	2023	2022

Assets
Current assets:
Cash and cash equivalents	$352.2	$376.6
Investments	33.2	38.0
Accounts receivable, net	297.9	307.9
Other current assets	98.0	88.3
Total current assets	781.3	810.8

Goodwill	1,577.2	1,571.7
Intangible assets, net	532.6	548.6
Property, equipment, and capitalized software, net	201.5	199.4
Operating lease assets	184.6	191.6
Investments in unconsolidated entities	117.7	96.0
Deferred tax asset, net	11.2	10.8
Other assets	44.6	45.9
Total assets	$3,450.7	$3,474.8
Liabilities and equity

Current liabilities:
Deferred revenue	$502.3	$455.6
Accrued compensation	133.6	220.1
Accounts payable and accrued liabilities	69.6	76.2
Operating lease liabilities	36.1	37.3
Current portion of long-term debt	32.1	32.1
Contingent consideration liability	—	50.0
Other current liabilities	70.7	11.2
Total current liabilities	844.4	882.5

Operating lease liabilities	170.3	176.7
Accrued compensation	20.8	20.7
Deferred tax liability, net	65.7	62.9
Long-term debt	1,099.4	1,077.5
Other long-term liabilities	45.4	47.4
Total liabilities	2,246.0	2,267.7
Total equity	1,204.7	1,207.1
Total liabilities and equity	$3,450.7	$3,474.8

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
(in millions)	2023	2022

Operating activities
Consolidated net income (loss)	$(7.6)	$46.1
Adjustments to reconcile consolidated net income (loss) to net cash flows from operating activities	9.0	42.5
Changes in operating assets and liabilities, net	22.0	(65.1)
Cash provided by operating activities	23.4	23.5
Investing activities
Capital expenditures	(29.5)	(28.0)
Acquisitions, net of cash acquired	—	(6.8)
Purchases of investments in unconsolidated entities	(0.1)	(1.0)
Other, net	28.9	2.1
Cash used for investing activities	(0.7)	(33.7)
Financing activities
Common shares repurchased	—	(110.6)
Dividends paid	(15.9)	(15.5)
Repayments of debt	(73.1)	(30.0)
Proceeds from debt	95.0	175.0
Payment for acquisition-related earn-outs	(45.5)	—
Other, net	(9.3)	(7.1)
Cash provided by (used for) financing activities	(48.8)	11.8
Effect of exchange rate changes on cash and cash equivalents	1.7	(1.9)
Net decrease in cash and cash equivalents	(24.4)	(0.3)
Cash and cash equivalents-beginning of period	376.6	483.8
Cash and cash equivalents-end of period	$352.2	$483.5

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended March 31,
(in millions)	2023	2022	Change	Organic (1)
Revenue by type (2)
License-based (3)	$364.0	$311.9	16.7%	14.3%
Asset-based (4)	65.3	68.5	(4.7)%	(6.0)%
Transaction-based (5)	50.4	76.6	(34.2)%	(35.0)%

Key product area revenue
PitchBook	$114.8	$92.0	24.8%	24.8%
Morningstar Data	67.3	63.3	6.3%	10.0%
Morningstar Direct	48.8	45.6	7.0%	9.7%
DBRS Morningstar (6)	46.8	69.2	(32.4)%	(30.7)%
Investment Management	29.6	30.8	(3.9)%	(11.8)%
Morningstar Sustainalytics	27.3	24.7	10.5%	15.9%
Workplace Solutions	25.2	26.6	(5.3)%	(5.3)%
Morningstar Advisor Workstation	24.5	23.2	5.6%	6.2%

	As of March 31,
Assets under management and advisement (approximate) ($bil)	2023	2022	Change
Workplace Solutions
Managed Accounts	$111.7	$115.5	(3.3)%
Fiduciary Services	50.6	56.7	(10.8)%
Custom Models/CIT	34.9	41.7	(16.3)%
Workplace Solutions (total)	$197.2	$213.9	(7.8)%
Investment Management
Morningstar Managed Portfolios	$34.0	$31.9	6.6%
Institutional Asset Management	9.7	11.4	(14.9)%
Asset Allocation Services	7.6	7.8	(2.6)%
Investment Management (total)	$51.3	$51.1	0.4%
Asset value linked to Morningstar Indexes ($bil)	$167.8	$151.3	10.9%
Our employees (approximate)
Worldwide headcount	12,411	10,038	23.6%

	Three months ended March 31,
	2023	2022	Change
Average assets under management and advisement ($bil)	$247.0	$265.1	(6.8)%

(1) Organic revenue excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards or revisions to accounting practices, and the effect of foreign currency translations. In addition, the calculation of organic revenue growth by product revenue type compares first quarter 2023 revenue to first quarter 2022 revenue on the basis of the updated classifications.

(2) Starting with the quarter ended March 31, 2023, the Company updated its revenue-type classifications to account for product areas with more than one revenue type. Revenue from Morningstar Sustainalytics' second-party opinions product was reclassified from license-based to transaction-based. Revenue from Morningstar Indexes data and services products was reclassified from asset-based to license-based. Revenue from DBRS Morningstar's data products was reclassified from transaction-based to license-based.

(3) License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Sustainalytics' license-based products, Morningstar Indexes data and services products, DBRS Morningstar's data products, Morningstar Advisor Workstation, and other similar products.

(4) Asset-based revenue includes Investment Management, the majority of Workplace Solutions revenue, and Morningstar Indexes.

(5) Transaction-based revenue includes DBRS Morningstar, Morningstar Sustainalytics' second-party opinions product, Internet advertising, and Morningstar-sponsored conferences.

(6) For the three months ended March 31, 2023, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 55.4%. For the three months ended March 31, 2022, recurring revenue was 36.0%.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting

Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

●	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards or revision to accounting practices (accounting changes), and the effect of foreign currency translations (organic revenue),

●	consolidated operating income, excluding intangible amortization expense, all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs), and items related to the significant reduction and shift of the Company's operations in China (adjusted operating income),

●	consolidated operating margin, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and items related to the significant reduction and shift of the Company's operations in China (adjusted operating margin),

●	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), items related to the significant reduction and shift of the Company's operations in China, and certain non-operating gains/ losses (adjusted diluted net income per share), and

●	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures, Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income, adjusted operating margin, and adjusted net income per share to show the effect of significant acquisition activity, better compare period-over-period results, and improve overall understanding of the underlying performance of the business absent the impact of acquisitions.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31,
(in millions)	2023	2022	Change

Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$479.7	$457.0	5.0%
Less: acquisitions	(18.2)	—	NMF
Less: accounting changes	—	—	NMF
Effect of foreign currency translations	8.3	—	NMF
Organic revenue	$469.8	$457.0	2.8%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$24.5	$56.4	(56.6)%
Add: Intangible amortization expense	17.5	14.1	24.1%
Add: M&A-related expenses	4.2	4.9	(14.3)%
Add: M&A-related earn-outs (1)	—	7.1	NMF
Add: Severance and personnel expenses (2)	1.1	—	NMF
Add: Transformation costs (2)	4.2	—	NMF
Add: Asset impairment costs (2)	0.3	—	NMF
Adjusted operating income	$51.8	$82.5	(37.2)%

	Three months ended March 31,
(in millions)	2023	2022	Change

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	5.1%	12.3%	(7.2) pp
Add: Intangible amortization expense	3.6%	3.1%	0.5 pp
Add: M&A-related expenses	0.9%	1.1%	(0.2) pp
Add: M&A-related earn-outs (1)	— %	1.6%	(1.6) pp
Add: Severance and personnel expenses (2)	0.2%	— %	0.2 pp
Add: Transformation costs (2)	0.9%	— %	0.9 pp
Add: Asset impairment costs (2)	0.1%	— %	0.1 pp
Adjusted operating margin	10.8%	18.1%	(7.3) pp

Reconciliation from consolidated diluted net income (loss) per share to adjusted diluted net income per share:
Consolidated diluted net income (loss) per share	$(0.18)	$1.06	NMF
Add: Intangible amortization expense	0.30	0.24	25.0%
Add: M&A-related expenses	0.07	0.08	(12.5)%
Add: M&A-related earn-outs (1)	—	0.16	NMF
Add: Severance and personnel expenses (2)	0.02	—	NMF
Add: Transformation costs (2)	0.07	—	NMF
Add: Asset impairment costs (2)	0.01	—	NMF
Less: Non-operating (gains) losses (3)	0.27	(0.13)	NMF
Adjusted diluted net income per share	$0.56	$1.41	(60.3)%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$23.4	$23.5	(0.4)%
Capital expenditures	(29.5)	(28.0)	5.4%
Free cash flow	$(6.1)	$(4.5)	NMF

NMF - Not meaningful, pp - percentage points

(1) Reflects the impact of M&A-related earn-outs included in current period operating expense (compensation expense), primarily due to the earn-out for Morningstar Sustainalytics.

(2) Reflects costs associated with the significant reduction of the Company's operations in Shenzhen, China, and the shifting of work related to its global business functions to other Morningstar locations.

Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the acceleration of vesting of restricted stock unit and market share unit awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.

Transformation costs include professional fees and the temporary duplication of headcount. As the Company hires replacement roles in other markets and shifts capabilities, it expects to continue to employ certain Shenzhen-based staff through the transition period, which will result in elevated compensation costs on a temporary basis.

Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that are not redeployed, in addition to lease abandonment costs as the Company plans to downsize office space prior to the lease termination date.

(3) Non-operating (gains) losses in the three months ended March 31, 2023 and March 31, 2022, related to unrealized gains and losses on investments and interest expense. In addition, non-operating (gains) losses as of March 31, 2023 also includes expense from equity method transaction, net.